                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c),
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 6)*


                          Interlott Technologies, Inc.
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                              (Name of Issuer)


                          Common Stock, $.01 par value
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                       (Title of Class of Securities)


                                   458764107
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                                 (CUSIP Number)


                               December 31, 2002
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            (Date of Event which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)


                         Page 1 of 4

                         -----------


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 458764107                    13G                     PAGE 2 OF 4 PAGES
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  1     Name of Reporting Person
        S.S. or I.R.S. Identification No. of Above Person

        Lloyd I. Miller, III          ###-##-####
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  2     Check the Appropriate Box if a Member of a Group*                (a) [ ]

                                                                         (b) [ ]

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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        United States
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    Number of
                           5       Sole Voting Power

     Shares                        417,800
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   247,000
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        417,800
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    247,000
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        664,800
--------------------------------------------------------------------------------
 10     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares*                                             [ ]


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 11     Percent of Class Represented by Amount in Row (9)

        10.3%
--------------------------------------------------------------------------------
 12     Type of Reporting Person*

        IN-IA-OO**
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                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

** See Item 4.

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                                                                     Page 3 of 4



Item 1(a). Name of Issuer:                                                    Interlott Technologies, Inc.

Item 1(b). Address of Issuers's Principal Executive Offices:                  7697 Innovation Way
                                                                              Mason, Ohio 45040

Item 2(a). Name of Person Filing:                                             Lloyd I. Miller, III

Item 2(b). Address of Principal Business Office or, if None, Residence:       4550 Gordon Drive, Naples,
                                                                              Florida 34102

Item 2(c). Citizenship:                                                       U.S.A.

Item 2(d). Title of Class of Securities:                                      Common Stock, $0.01 par value

Item 2(e). CUSIP Number:                                                      458764107

Item 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) or
           (c), CHECK WHETHER THE PERSON FILING IS A:

           Not Applicable, this statement is filed pursuant to 13d-1(c)


Item 4. OWNERSHIP: The reporting person has shared dispositive and voting power with respect to 247,000 of the reported securities as (i) an investment advisor to the trustee of certain family trusts and (ii) with respect to shares owned by the reporting person's former wife and her children. The reporting person has sole dispositive and voting power with respect to 417,800 of the reported securities (i) as the custodian to certain accounts set up under the Florida Uniform Gift to Minors Act, (ii) as an individual, (iii) as the trustee to certain trusts, and (iv) as the manager of a limited liability company that is the general partner of certain limited partnerships.

           (a)   664,800

           (b)   10.3%

           (c)   (i) sole voting power: 417,800

                 (ii) shared voting power: 247,000

                 (iii) sole dispositive power: 417,800

                 (iv) shared dispositive power: 247,000


Item 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           Not Applicable





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                                                                     Page 4 of 4

Item 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Persons other than Lloyd I. Miller, III have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the reported securities.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           Not Applicable

Item 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Not Applicable

Item 9.    NOTICE OF DISSOLUTION OF GROUP:

           Not Applicable

Item 10.   CERTIFICATION:

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.






Dated: February 12, 2003                          /s/   Lloyd I. Miller, III
                                               --------------------------------
                                                      Lloyd I. Miller, III